Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Akari Therapeutics, Plc.

London, United Kingdom

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 23, 2019, relating to the consolidated financial statements of Akari Therapeutics, Plc., appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018.

/s/ BDO USA, LLP

New York, New York

April 23, 2019